Exhibit 14.3

Protagenic Therapeutics, Inc.

Process for Security Holder Communications with Directors

(Adopted February 24, 2017)

1. Protagenic Therapeutics, Inc. (the “Company”) believes it is valuable for its security holders to have a line of communication to the Board of Directors.

2. The Executive Chairman has been designated by the Board of Directors as the person to receive such security holder communications (as such term is used in the rules and regulations of the Securities and Exchange Commission).

3. Stockholders should send communications to:

Protagenic Therapeutics, Inc.

149 Fifth Ave

New York, NY 10010

Attention: Executive Chairman

4. Correspondence from stockholders initially may be reviewed by an attorney or member of management. After removing materials of a commercial nature, this individual then will forward either a summary of the correspondence or a copy of the correspondence to the Executive Chairman. The process for collecting and organizing security holder communications will be approved by the independent members of the Board of Directors.

5. At regular meetings of the Board of Directors, the Executive Chairman will review with the entire Board of Directors significant correspondence received from security holders.

Adopted February 24, 2017